PRESS RELEASE

Contacts:

Home Diagnostics Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico (investors) (646) 536-7030 nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

Home Diagnostics, Inc. and Roche Reach Settlement Agreement

FORT LAUDERDALE, Fla. – December 20, 2007 – Home Diagnostics, Inc. (NASDAQ: HDIX), a leading manufacturer and marketer of diabetes testing supplies, announced today that it has reached a settlement with Roche regarding a patent infringement suit filed in February 2004. In the complaint, Roche alleged that the Home Diagnostics’ TrueTrack Smart System® and TrackEASE Smart System® blood glucose monitors infringed on U.S. Patent Nos. 5,366,609 and Re. 36,268, relating to biosensing blood glucose monitors.

Among the terms of the settlement is a paid-up worldwide license under the patents at issue. The amount paid by Home Diagnostics will be recorded as an expense in its fourth quarter 2007 financial results. In addition, the settlement terms include a covenant by Roche not to sue Home Diagnostics on the licensed patents.

J. Richard Damron, Jr., President and Chief Executive Officer of Home Diagnostics, said, “We are pleased to have reached a mutually beneficial settlement with Roche and will continue our strategy to bring affordable, high-performance blood glucose monitoring products to the diabetes market.”

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (Nasdaq: HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TrueTrack Smart System®, Sidekick®, TRUEread™, TrackEASE Smart System® and Prestige Smart System® blood glucose monitoring systems. For more information please visit www.homediagnostics.com.

TrueTrack Smart System, Sidekick, TRUEread, TrackEASE Smart System, and Prestige Smart System are trademarks of Home Diagnostics, Inc. All other trademarks are property of their respective owners.

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